UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 27. 2008
IKON Office Solutions, Inc.
(Exact name of registrant as specified in its charter)

OHIO	File No. 1-5964	23-0334400

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

70 Valley Stream Parkway, Malvern, Pennsylvania	19355

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 296-8000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 27, 2008, IKON Office Solutions, Inc. (“IKON”) entered into an Agreement and Plan of Merger, dated as of August 27, 2008 (the “Merger Agreement”), with Ricoh Company, Ltd. (“Ricoh”) and Keystone Acquisition, Inc., an indirect wholly owned subsidiary of Ricoh (“Sub”).
     The Merger Agreement contemplates that Sub will be merged with and into IKON (the “Merger”), with IKON continuing as the surviving corporation in the Merger and with each outstanding share of common stock of IKON being converted in the Merger into the right to receive $17.25 per share in cash, without interest. In addition, each outstanding, unexercised IKON stock option will be converted into the right to receive an amount in cash equal to the number of shares of IKON’s common stock subject to such option multiplied by $17.25 minus the applicable exercise price. Each outstanding “restricted” share of IKON common stock, each outstanding restricted stock unit and deferred stock unit, and each stock equivalent issued under IKON’s deferred compensation plans will be converted into the right to receive $17.25 per IKON common share equivalent. Each outstanding performance unit award will be converted into the right to receive an amount in cash equal to the value of the target number of units subject to such award.
     In the Merger Agreement, IKON has made customary representations and warranties and agreed to certain customary covenants, including covenants regarding operation of the business of IKON and its subsidiaries prior to the closing and covenants prohibiting IKON from soliciting, or providing information or entering into discussions concerning, proposals relating to alternative business combination transactions, except in limited circumstances to permit the board of directors of IKON to comply with its fiduciary duties.
     Consummation of the Merger is subject to customary conditions, including approval and adoption of the Merger Agreement by IKON’s shareholders, the absence of certain legal impediments to consummation of the Merger and the expiration, waiver or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, the Council Regulation (EC) No. 139/2004 of the European Community and the Competition Act (Canada). The obligations of Sub and Ricoh to consummate the Merger are not subject to a financing condition.
     IKON, Sub and Ricoh may terminate the Merger Agreement under certain circumstances. The Merger Agreement may be terminated by Ricoh in certain circumstances if the board of directors of IKON does not maintain or affirm its recommendation of the Merger. The Merger Agreement also provides that, upon the termination of the Merger Agreement under specified circumstances, IKON may be required to pay Ricoh a termination fee of $66.7 million. Payment by IKON of the termination fee to Ricoh in instances where IKON is required pursuant to the Merger Agreement to pay the termination fee shall constitute the sole remedy of Ricoh and Sub with respect to any and all claims arising out of or relating to the Merger Agreement or the Merger. IKON may, in certain circumstances, be required to pay Ricoh up to a maximum of $16 million, in reimbursement of Ricoh’s reasonable costs and expenses in connection with its entry into the Merger Agreement. Any such expenses actually paid by IKON would be credited against the termination fee if the termination fee were also payable.
     The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

     Investors and security holders are urged to read the proxy statement regarding the business combination transaction referred to in the foregoing information, when it becomes available, because it will contain important information. The proxy statement will be filed with the Securities and Exchange Commission by IKON. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by IKON with the SEC at the SEC’s website at www.sec.gov. The proxy statement (when it is available) and these other documents may also be obtained for free from IKON by directing a request to Maryanne Messenger in Shareholder Services at 1-610-296-8000. Investors may obtain a detailed list of names, affiliations and interests of the IKON participants in the solicitation of proxies of shareholders to approve the proposed business combination from the proxy statement filed with the SEC (when it is available).
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Adoption of Executive Retention Agreements; Amendment of Existing Employment Agreements
     In connection with negotiating the Merger, Ricoh informed IKON that it considered retaining our senior management team to be critical to IKON’s continued success and that it was concerned that the severance provisions in certain of our existing employment agreements that apply following a change in control of the Company might provide senior officers with incentives to terminate employment following completion of the Merger. Accordingly, as a condition to its willingness to enter into the Merger Agreement, Ricoh required IKON to enter into retention agreements with certain officers that it wishes to retain after completion of the Merger. The retention agreements amend the officers’ existing employment agreements to provide, among other things, for the waiver of certain rights that the officers would otherwise have to resign due to a “constructive termination” (within the meaning of the original employment agreements) and receive severance pay and benefits following completion of the Merger. Therefore, on August 26, 2008, IKON’s Human Resources Committee approved entry into Executive Retention Agreements (the “Executive Retention Agreements”) with certain senior officers, including each of Matthew J. Espe, Robert F. Woods, Jeffrey Hickling, David Mills (collectively, the “Officers”). IKON’s Human Resources Committee also approved, on August 26, 2008, entry into retention agreements with each of Mark A. Hershey and Mark Bottini.
     The Executive Retention Agreements constitute an amendment to Mr. Espe’s Employment Agreement, dated as of September 28, 2005, as last amended January 28, 2008, Mr. Woods’ Senior Executive Employment Agreement, dated as of September 17, 2004, as amended July 28, 2005, Mr. Hickling’s Senior Executive Employment Agreement, dated as of February 1, 2008, and Mr. Mills’ Executive Employment Agreement, dated as of October 22, 1997, and Mr. Mills’ Supplemental Executive Employment Agreement, dated as of April 16, 1999 (such agreements, collectively, the “Original Employment Agreements”). The effectiveness of the Executive Retention Agreements is expressly conditioned on completion of the Merger and, in the event that the Merger is not completed, all such agreements will be immediately void.
     The Executive Retention Agreements have been entered into to replace severance pay that the Officers otherwise would have been entitled to receive under the Original Employment Agreements in the event of a termination of employment without “cause” or due to a “constructive termination” (each as defined in the Original Employment Agreements) with an incentive program that will pay the Officers retention bonuses (the “Retention Bonuses”) if they remain with the Company and continue to perform services following completion of the Merger during a retention period (the “Retention Period”). The Retention Period is two years following completion of the Merger for each of Messrs. Espe, Hickling and Mills and six months following completion of the Merger for Mr. Woods.
     The Original Employment Agreements provided for severance equal to a multiple of the sum of base salary, bonus and retirement plan contributions (three times for Mr. Espe and two times for the other Officers), as well as a prorated bonus, in the event of a termination of an Officer’s employment without cause or due to a constructive termination following a change in control of the Company. Pursuant to the Executive Retention Agreements, the Officers have waived all rights to such severance if the Merger occurs and, instead, the amount of each Officer’s Retention Bonus (assuming payment in full) is equal to the amount of such severance (calculated based on current compensation levels and assuming a termination of employment on December 31, 2008). Pursuant to the Executive Retention Agreements, except in the case of Mr. Woods, provided that the Officer remains employed by IKON, the Retention Bonuses will become payable in installments in the following percentages at the end of each six-month period following the closing of the Merger: 15% on the six-month anniversary, 20% on the 12-month anniversary, 25% on the 18-month anniversary and 40% on the 24-month anniversary. Mr. Woods is expected to remain with the Company during a six-month transition period following completion of the Merger and will receive his Retention Bonus in a lump sum at the end of that period. The maximum amount of the Retention Bonus that may become payable to each of Messrs. Espe, Woods, Hickling and Mills is $8,630,400, $2,122,375, $1,850,625 and £906,144, respectively.
     The Executive Retention Agreements provide that if an Officer’s employment is terminated before the end of his Retention Period by IKON without “cause” (as defined in the Original Employment Agreements) or by the Officer due to a “constructive termination” (as defined in the Executive Retention Agreements, which provide for definitions that are significantly narrower than the Original Employment Agreements) or as a result of death or “disability” (as defined in the Original Employment Agreements), any unpaid portions of his Retention Bonus will be paid in full. Furthermore, in the event of a termination of the Officer’s employment under any of the foregoing circumstances prior to the end of the Officer’s Retention Period, provided that he signs a release of claims, the Officer will be entitled to payment of the base salary and annual and long-term incentives that he would have earned had he remained employed by IKON for the remainder of his Retention Period, with the annual and long-term incentives paid on a pro rata basis at the target level. Messrs. Espe and Woods expect to retire at the end of their respective Retention Periods and, upon retirement, each will be entitled to a prorated portion of his annual and long-term incentive compensation, paid at the target level. In the case of Messrs. Hickling and Mills, upon termination after the Retention Period without cause or due to a constructive termination, the Officer will be eligible for severance under our severance pay plan then in effect for our senior executives, provided that the severance amount will be equal to at least one times base salary and target bonus. Upon termination of employment for any reason, each Officer will be entitled to the continued welfare benefits he would have received upon termination of employment under certain circumstances pursuant to the Original Employment Agreement. Such benefits will be provided for a period of three years, in the case of Mr. Espe, and two years for the other Officers.
     In order to be eligible for the Retention Bonus, each Officer must sign a general release of claims in favor of the Company at the time of the closing of the Merger. In addition, the Executive Retention Agreements provide that if an Officer receives the full amount of his Retention Bonus, the non-competition covenant in his Original Employment Agreement, which, except in the case of Mr. Mills, would have expired under the terms of the Original Employment Agreements upon a termination of employment without cause or due to a constructive termination following a change in control of the Company, will remain in effect. The non-competition period is two years for Messrs. Espe, Woods and Hickling and one year for Mr. Mills.

     Except as specifically amended by the Executive Retention Agreements, each Officer’s Original Employment Agreement will remain in effect pursuant to its current terms. Each Officer’s compensation and benefits is expected to remain unchanged following completion of the Merger, except that in lieu of any equity-based compensation, during the Retention Period, each Officer will be eligible for long-term incentive opportunities or other compensation that is comparable on an annual basis to the equity-based compensation the Officer was receiving from IKON prior to completion of the Merger.
     The foregoing description of the Executive Retention Agreements is qualified in its entirety by reference to the Executive Retention Agreements, which are attached as Exhibits 99.1 through 99.4 to this Current Report on Form 8-K and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of August 27, 2008, among Ricoh Company, Ltd., Keystone Acquisition, Inc. and IKON Office Solutions, Inc.

99.1	Executive Retention Agreement for Matthew J. Espe, dated August 27, 2008.

99.2	Executive Retention Agreement for Robert F. Woods, dated August 27, 2008.

99.3	Executive Retention Agreement for Jeffrey Hickling, dated August 27, 2008.

99.4	Executive Retention Agreement for David Mills, dated August 27, 2008.

SIGNATURES
     Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IKON OFFICE SOLUTIONS, INC., (Registrant)
By:	/s/ Mark A. Hershey
	Name:	Mark Hershey
	Title:	Senior Vice President, General Counsel and Secretary

Dated: August 29, 2008

Exhibit Index

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of August 27, 2008, among Ricoh Company, Ltd., Keystone Acquisition, Inc. and IKON Office Solutions, Inc.

99.1	Executive Retention Agreement for Matthew J. Espe, dated August 27, 2008.

99.2	Executive Retention Agreement for Robert F. Woods, dated August 27, 2008.

99.3	Executive Retention Agreement for Jeffrey Hickling, dated August 27, 2008.

99.4	Executive Retention Agreement for David Mills, dated August 27, 2008.